JOINT FILING AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of WPCS International Incorporated, a Delaware Corporation (the “Company”);

WHEREAS, Riley Investment Partners, L.P., a Delaware limited partnership (“RIP”), Riley Investment Management LLC, a Delaware limited liability company (“RIM”), B. Riley & Co., LLC, Bryant R. Riley (together with RIP, RIM and B. Riley & Co., LLC, the “B. Riley Entities”) and Lloyd I. Miller, III (“Mr. Miller”), wish to form a group as a result of the Company’s current stock price levels and continued concerns regarding shareholder value.

NOW, IT IS AGREED, this 25th day of March 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member has actual knowledge that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           The B. Riley Entities and Mr. Miller shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such expenses on a pro rata basis among the B. Riley Entities and Mr. Miller based on the number of shares of Common Stock of the Company in the aggregate beneficially owned by each of the B. Riley Entities and Mr. Miller on the date hereof.  In addition to the other expenses to be shared by the B. Riley Entities and Mr. Miller pursuant to this Section 3, the reasonable legal fees and expenses of each member of the Group shall be considered a Group expense.

4.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and RIM and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RILEY INVESTMENT MANAGEMENT LLC

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Managing Member

RILEY INVESTMENT PARTNERS, L.P.

By:	Riley Investment Management LLC, its general partner

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Managing Member

B. RILEY & CO, LLC

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Chairman

/s/ Bryant R. Riley
BRYANT R. RILEY

/s/ Lloyd I. Miller, III
LLOYD I. MILLER, III